EXHIBIT 5
June 11, 2007
Wireless Ronin Technologies, Inc.
14700 Martin Drive
Eden Prairie, Minnesota 55344
Gentlemen:
     We have acted as counsel for Wireless Ronin Technologies, Inc. (the “Company”) in connection with the Company’s filing of a Registration Statement on Form SB-2 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”) of 4,600,000 shares of the Company’s Common Stock, par value $0.01 per share, including 600,000 shares which may be issued by the Company pursuant to an over-allotment option, and 1,000,000 shares being sold by a selling shareholder of the Company named in the Registration Statement (collectively, the “Shares”).
     In connection with rendering this opinion, we have reviewed the following:
     1. The Company’s Articles of Incorporation, as amended;
     2. The Company’s Bylaws, as amended; and
     3. Certain corporate resolutions, including resolutions of the Company’s Board of Directors pertaining to the issuance by the Company of the Shares covered by the Registration Statement.
     Based upon the foregoing and upon representations and information provided by the Company, we hereby advise you that in our opinion:
     1. Upon the delivery and payment therefor in accordance with the terms of the Registration Statement and the underwriting agreement described in the Registration Statement, the Shares to be issued and sold by the Company will be validly issued, fully paid and nonassessable.
     2. The Shares to be sold by the selling shareholder named in the Registration Statement have been validly issued and are fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” included in the Registration Statement and the related Prospectus.
Very truly yours,
/s/ BRIGGS AND MORGAN,
Professional Association